UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
August 16, 2017
Date of Report (Date of earliest event reported)

THE RUBICON PROJECT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36384	20-8881738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094
(Address of principal executive offices, including zip code)
(310) 207-0272
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
(a)    The Rubicon Project, Inc. (the “Company”) has appointed Blima Tuller as Chief Accounting Officer, effective August 21, 2017. The position of Chief Accounting Officer was previously held by David Day, who was recently promoted to Chief Financial Officer. Ms. Tuller will serve as the Company’s principal accounting officer. Prior to joining the Company, Ms. Tuller, age 38, was Chief Financial Officer of Liberman Broadcasting, Inc., the largest privately held, minority-owned Spanish-language broadcaster in the United States, from July 2012 to July 2017. She was previously at MRV Communications Inc., a publicly traded technology company, where she served as Vice President, Finance from 2009 to 2011 and as Director of Finance from 2008 to 2009. At MRV Communications Inc., Ms. Tuller was responsible for accounting, finance, internal controls, and SEC reporting. From 2006 to 2008, Ms. Tuller served as Vice President of Finance and Chief Accounting Officer of QPC Lasers, Inc., a start-up manufacturer and distributor of semiconductor lasers, where she was responsible for public company financial reporting and Sarbanes-Oxley compliance. Prior to joining QPC Lasers, Inc., Ms. Tuller was Vice President of Finance of Ameripath, Inc.’s Esoteric Division, an anatomic pathology laboratory and esoteric testing services provider, and served as Director of Finance and Director of Internal Audit of Specialty Laboratories, a clinical reference laboratory acquired by Ameripath, Inc., from 2003 to 2006. From 1998 to 2003, Ms. Tuller held a variety of positions at the public accounting firms of Arthur Andersen LLP and KPMG LLP. Ms. Tuller holds a Bachelor of Business Administration in Accounting from Cleveland State University.
Ms. Tuller is not a party to any arrangement or understanding regarding her selection as an officer, and does not have any family relationship with any of the Company’s executive officers or directors. Ms. Tuller is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.
(e)     On August 16, 2017, the Company entered into an agreement (the “Agreement”) with Frank Addante to modify Mr. Addante’s employment terms.  Mr. Addante is a member of the Company’s board of directors, which he chairs, and was the Company’s Chief Executive Officer until Michael Barrett assumed that role on March 16, 2017.  Mr. Addante remains an employee of the Company and the Agreement spells out changes in his responsibilities and compensation resulting from his change in employment role, as described below.  The Agreement does not affect attributes of Mr. Addante’s service as a member of the Company’s board of directors.
Mr. Addante now has the title Founder, is not an executive officer of the Company, and in his employment capacity reports to the Company’s Chief Executive Officer.  His duties include providing analysis and advice in the areas of strategy, innovation, advertising technology market conditions and dynamics, representing the Company at public and industry events, and special projects, all as assigned by the Company’s Chief Executive Officer or board of directors.   Mr. Addante’s employment remains at-will, subject to 60 days’ prior notice in case of termination of his employment by the Company without cause or his resignation without good reason.  It is anticipated that Mr. Addante and the Company will jointly review his employment in the Spring of 2018 to determine whether it should continue or be modified beyond June 30, 2018.
Mr. Addante’s compensation now consists solely of his salary of $515,000 per annum (matching his prior salary), with no bonus or other incentive compensation and no new employment-based equity awards.  In recognition of Mr. Addante’s previously disclosed severance agreement (the “Severance Agreement”), the Company will pay Mr. Addante $515,000, net of applicable withholding (the “Special Payment”), in a lump sum not later than August 30, 2017.  The Severance Agreement remains in effect but the Special Payment liquidates the Company’s obligation to provide one year of salary continuation under the Severance Agreement in connection with involuntary termination (including resignation for good reason as a result of diminution in duties).  The Company sought to retain Mr. Addante as an employee and the Special Payment removed any contractual necessity for Mr. Addante to resign with good reason in order to preserve his severance entitlements.
The Agreement further modifies the Severance Agreement in its treatment of involuntary termination of Mr. Addante’s employment in connection with a change in control of the Company.  Previously, the Severance Agreement provided for cash payments equal to one year of salary continuation and additional cash equal to one year’s target bonus.  In addition to eliminating the salary continuation (as noted above), the Agreement converts the additional cash payable in a change-in-control context from a year’s target bonus to a year’s salary.  This change reflects the fact that Mr. Addante no longer has a target bonus (as noted above), and results in no increase in severance compensation because Mr. Addante’s annual salary and prior bonus target are the same amount.  If Mr. Addante’s salary decreases in the future, the cash element of his severance in connection with a change in control would decrease commensurately.  The health care and equity acceleration provisions of the severance agreement remain unchanged.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Agreement, dated August 16, 2017, by and between Frank Addante and The Rubicon Project, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RUBICON PROJECT, INC.

Date:	August 21, 2017	By:	/s/ Jonathan Feldman
Jonathan Feldman
Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement, dated August 16, 2017, by and between Frank Addante and The Rubicon Project, Inc.